EXHIBIT 1

                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement dated as of November 19, 2002 (the "Agreement") is among Michael Johnson (the "Purchaser"), Putnam OTC and Emerging Growth Fund and Putnam Emerging Information Sciences Trust (collectively, the "Sellers").


                                    RECITALS
                                    --------

     WHEREAS, Putnam OTC and Emerging Growth Fund ("Putnam OTC") is the beneficial owner of 763,358 shares of common stock of InfoNow Corporation, held in the name of Muico & Co., the nominee of the custodian for such fund;

     WHEREAS, Putnam Emerging Information Sciences Trust is the beneficial owner of 190,839 shares of common stock of InfoNow Corporation, held in the name of Kane & Co., the nominee of the custodian for such fund (collectively with the shares held Putnam OTC, the "Shares");

     WHEREAS, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, the number of Shares set forth on the signature page hereto upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, simultaneously with the closing of the purchase and sale of Shares to the Purchaser, the Sellers will be selling the remainder of the Shares to other purchasers pursuant to agreements substantially identical to this Agreement (the "Related Agreements");


                                    AGREEMENT
                                    ---------

     NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations and warranties herein contained, the Purchaser and the Sellers hereby agree as follows:

     1.   PURCHASE AND SALE OF SHARES.

          1.1. Purchase and Sale of Shares. At the Closing (defined hereinafter), subject to the terms and conditions of this Agreement, the Sellers will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase from the Sellers, the number of the Shares set forth on the signature page hereto.

          1.2. Purchase Price. The aggregate consideration for all of the Shares under this Agreement and the Related Agreements will be six hundred sixty-seven thousand and nine hundred thirty-seven dollars and ninety cents ($667,937.90) (the "Aggregate Purchase Price"). The purchase price to be paid by the Purchaser is set forth on the signature page hereto and shall be equal to the number of Shares set forth on the signature page hereto multiplied by $0.70.

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          1.3. The Closing. The purchase and sale of all of the Shares pursuant to this Agreement and the Related Agreements (the "Closing") will take place at the offices of Ropes & Gray at One International Place, Boston, MA, 02110-2624 on November 27, 2002 (the "Closing Date") or at such other place and on such other date as the parties hereto may agree in writing. The failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.

     2.   DELIVERIES AT CLOSING

          2.1. At the Closing, the Purchaser and the other purchasers under the Related Agreements will deliver the Aggregate Purchase Price by wire transfer, from a single bank or investment account, of immediately available federal funds in the amounts and to the accounts designated in Exhibit A.

          2.2. At the Closing, upon confirmation of the receipt of the full amount of the Aggregate Purchase Price in accordance with Section 2.1, the Sellers shall deliver to the Purchaser and the purchasers under the Related Agreements certificates evidencing the Shares duly endorsed for transfer to the Purchaser and the purchasers under the Related Agreements. The obligations of the Sellers to make the deliveries contemplated by this Section 2.2 are expressly conditioned upon the prior receipt in full of the Aggregate Purchase Price. The Purchaser hereby directs that such delivery shall be made by the Seller's sending of the certificates and related stock powers (in separate packages) via Federal Express to the following address: Darren R. Hensley, Hensley & Kim, LLC, 600 17th Street, Suite 2800 South, Denver, CO 80202.

     3.   REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to the Purchaser, solely as to such Seller, that:

          3.1. Power and Authority. The execution, delivery and performance by such Seller of this Agreement is within the power and authority of such Seller and has been duly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

          3.2. Title. Such Seller has good and valid title to the Shares, free and clear of all encumbrances except as are imposed by applicable securities laws. Such Seller has full right, power and authority to transfer and deliver to the Purchaser valid title to the Shares held by such Seller.

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     4.   MISCELLANEOUS

          4.1. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings, and agreements, whether written or oral, with respect hereto.

          4.2. Governing Law. This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of die laws of any other jurisdiction.

          4.3. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

     THE PURCHASER:

                                            /s/  Michael Johnson
                                            -----------------------------------
                                                 Michael Johnson

                                      Number of Shares being purchased:   28,623
                                                                         -------
                                      Purchase price for such Shares: $20,036.10
                                                                      ----------

         THE SELLERS:

                                            PUTNAM OTC AND EMERGING
                                            GROWTH FUND

                                            By:  Putnam Investment Management,
                                                        LLC

                                            /s/  Charles A. Ruys de Perez
                                            -----------------------------------
                                            Name:Charles A. Ruys de Perez
                                            Title: Managing Director

                                            PUTNAM EMERGING INFORMATION
                                                SCIENCES TRUST

                                            By:  The Putnam Advisory Company
                                                        LLC

                                            /s/  Charles A. Ruys de Perez
                                            -----------------------------------
                                            Name:Charles A. Ruys de Perez
                                            Title: Managing Director

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